UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2017
Spark Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36559	46-5453215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12140 Wickchester Lane, Suite 100
Houston, Texas 77079
(Address of Principal Executive Offices)
(Zip Code)

(713) 600-2600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

Senior Credit Facility

On May 19, 2017, Spark Energy, Inc. (the “Company”) as guarantor, and Spark Holdco, LLC (“Spark Holdco”, and together with certain subsidiaries of Spark Holdco, LLC, the “Co-Borrowers”) entered into a $120.0 million senior secured revolving credit facility (the “Senior Credit Facility”), subject to a borrowing base, and contains with the facility, a $72.0 million sublimit for letters of credit with a term greater than 90 days and up to 365 days, a $30.0 million “Bridge Loan” sublimit to be used exclusively for financing up to 75% of the cost of acquisition transactions and a $85.0 million sublimit for working capital advances and general corporate purposes (including financing up to 75% of the cost of acquisition transactions in excess of the Bridge Loan sublimit), as such sublimits may be adjusted as provided therein. Subject to customary conditions, the Co-Borrowers may request that the lenders’ aggregate commitments under the Senior Credit Facility be increased by up to $30.0 million (but the lenders are not required to agree to increase their respective commitments). The Senior Credit Facility replaces the Amended and Restated Credit Agreement, dated July 8, 2015, by and among the Company, as parent, Spark Holdco and the other co-borrowers party thereto, Société Générale, as administrative agent, and the other lenders party thereto.

The Senior Credit Facility will mature on May 19, 2019; provided that borrowings under the Bridge Loan sublimit will be repaid 25% per year with the remainder due at maturity.

At the applicable Co-Borrower’s election, interest will be generally determined by reference to:

•	Eurodollar rate plus an applicable margin of up to 3.0% per annum (based upon the prevailing utilization); or

•
the alternate base rate plus an applicable margin of up to 2.0% per annum (based upon the prevailing utilization). The alternate base rate is equal to the highest of (i) the prime rate, (ii) the federal funds rate plus 0.5% per annum, or (iii) the reference Eurodollar rate plus 1.0%.

The interest rate is generally reduced by 25 basis points if utilization is below fifty percent. Notwithstanding the foregoing, interest with respect to borrowings under the Bridge Loans will be generally determined by reference to:

•	the Eurodollar rate plus an applicable margin of up to 3.75% per annum (based upon the prevailing utilization); or

•
the alternate base rate plus an applicable margin of up to 2.75% per annum (based upon the prevailing utilization). The alternate base rate is equal to the highest of (i) the prime rate, (ii) the federal funds rate plus 0.5% per annum, or (iii) the reference Eurodollar rate plus 1.0%.

With respect to Eurodollar rate loans requested with same day notice, Coöperatieve Rabobank U.A., New York Branch, as administrative agent (“Agent”), may charge a liquidity premium in addition to the applicable margin set forth above, determined in Agent’s sole discretion on the first day of each interest period therefor.

The Co-Borrowers will pay an annual commitment fee of 0.5% on the unused portion of the commitments under the Senior Credit Facility. The lending syndicate under the Senior Credit Facility is entitled to several additional fees including an upfront fee, annual agency fee, and fronting fees based on a percentage of the face amount of letters of credit payable to any syndicate member that issues a letter a credit.

Availability under the Senior Credit Facility is subject to borrowing base limitations. The borrowing base is calculated primarily based on 80-90% of the value of eligible accounts receivable and unbilled product sales (depending on the credit quality of the counterparties) and inventory and other working capital assets. The Co-Borrowers must generally seek approval of Agent, or the lenders for the financing of permitted acquisitions.

The Senior Credit Facility will be secured by pledges of the equity of the portion of Spark Holdco owned by the Company and of the equity of Spark Holdco’s subsidiaries and the Co-Borrowers’ present and future subsidiaries, substantially all of the Co-Borrowers’ and their subsidiaries’ present and future property and assets, including accounts receivable, inventory and liquid investments, and control agreements relating to bank accounts.

The Senior Credit Facility also contains covenants that, among other things, will require the maintenance of specified ratios or conditions as follows:

Minimum Fixed Charge Coverage Ratio. The Company must maintain a minimum fixed charge coverage ratio of 1.25 to 1. The Fixed Charge Coverage Ratio is defined as the ratio of (a) Adjusted EBITDA to (b) the sum of consolidated (with respect to the Company and the Co-Borrowers) interest expense (other than interest paid-in-kind in respect of any Subordinated Debt but including interest in respect of that certain promissory note made by Censtar Energy Corp in connection with the permitted acquisition from Verde Energy USA Holdings, LLC), letter of credit fees, commitment fees, “earnout” payments (including certain “earnout” payments with respect to the permitted acquisitions from Verde Energy USA Holdings, LLC and National Gas & Electric, LLC, but in each case, excluding “earnout” payments funded with proceeds from newly issued preferred or common equity of the Company), certain cash installment payments in connection with the permitted acquisition from National Gas & Electric, LLC, repurchases of the Class A common stock of the Company or commitments for such repurchases, distributions and scheduled amortization payments.

Maximum Total Leverage Ratio. The Company must maintain a ratio of total indebtedness (excluding the qualifying subordinated debt) to Adjusted EBITDA of a maximum of 2.00 to 1.

The Senior Credit Facility contains various negative covenants that limit the Company’s ability to, among other things, do any of the following:

•	incur certain additional indebtedness;

•	grant certain liens;

•	engage in certain asset dispositions;

•	merge or consolidate;

•	make certain payments, distributions, investments, acquisitions or loans;

•	materially modify certain agreements;

•	enter into transactions with affiliates.

The Company and Spark Holdco will be entitled to pay cash dividends to the holders of their respective equity interests and the Company will be entitled to repurchase up to an aggregate amount of 5,000,000 shares of the Company’s Class A common stock through one or more normal course open market purchases through the NASDAQ National Market so long as: (a) no default exists or would result therefrom; (b) the Co-Borrowers are in pro forma compliance with all financial covenants before and after giving effect thereto; and (c) the outstanding amount of all loans and letters of credit does not exceed the borrowing base limits. Spark HoldCo’s inability to satisfy certain financial covenants or the existence of an event of default, if not cured or waived, under the Senior Credit Facility could prevent the Company from paying dividends to holders of the Company’s equity interests.

The Senior Credit Facility contains certain customary representations and warranties and events of default. Events of default include, among other things, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, change in control in which affiliates of W. Keith Maxwell III own less than 6,800,000 of the Class A common shares and Class B common shares of the Company (calculated on a combined basis and adjusted as more particularly provided therein), failure of Nathan Kroeker to retain his position as President and Chief Executive Officer of the Company, failure of W. Keith Maxwell III to retain his position as chairman of the board of directors of the Company (the “Board”), certain events of bankruptcy, certain events under ERISA, material judgments in excess of $5.0 million, certain events with respect to material contracts, actual or asserted failure of any guaranty or security document supporting the Senior Credit Facility to be in full force and effect and changes of control. If such an event of default occurs, the lenders under the Senior Credit Facility would be entitled to take various actions, including the acceleration of amounts due under the facility and all actions permitted to be taken by a secured creditor.

A copy of the Senior Credit Facility is attached as Exhibit 10.1 to this Current Report on Form 8-K. The above description of the material terms of the Senior Credit Facility does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 1.02. Termination of a Material Definitive Agreement.

The Company previously entered into that certain Amended and Restated Credit Agreement, dated July 8, 2015, by and among the Company, as parent, Spark Holdco and the other co-borrowers party thereto, Société Générale, as administrative agent, and the other lenders party thereto (the “Prior Credit Agreement”), which included a senior secured revolving working capital facility up to $82.5 million and a secured revolving line of credit of $25.0 million to be used specifically for the financing of up to 75% of the cost of acquisitions.

On May 19, 2017, in connection with entering into the Senior Credit Facility described above in Item 1.01 of this Current Report on Form 8-K, the Company terminated the Prior Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant

The disclosures under Item 1.01 of this Current Report on Form 8-K are also responsive to Item 2.03 of this Current Report on Form 8-K and are incorporated by reference into this Item 2.03.

Item 3.03. Material Modification to Rights of Security Holders.

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Senior Credit Facility and the restrictions on payment of dividends thereunder is also responsive to Item 3.03 and is incorporated by reference into this Item 3.03.

Item 7.01. Regulation FD Disclosure.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as set forth by specific reference in such filing. On May 22, 2017, the Company issued a press release announcing the closing of the Senior Credit Facility, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events

On May 22, 2017, the Board authorized and approved a two-for-one stock split of the Company’s issued Class A and Class B Common Stock (collectively, “Common Stock”), to be effected in the form of a stock dividend (the “Stock Split”). Shareholders of record at the close of business on June 5, 2017 will be issued one additional share of Common Stock of the Company for each share of Common Stock held by such shareholders on that date. Such additional shares of Common Stock are expected to be distributed on or about June 16, 2017. Subsequent to the Stock Split, the Company will have 13,250,454 shares of Class A common stock and 21,485,126 shares of Class B common stock outstanding.

On May 23, 2017, the Company issued a press release announcing the declaration of the Stock Split, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1
Credit Agreement, dated as of May 19, 2017, among Spark Energy, Inc., Spark HoldCo, LLC, Spark Energy, LLC, Spark Energy Gas, LLC, CenStar Energy Corp, CenStar Operating Company, LLC, Oasis Power, LLC, Oasis Power Holdings, LLC, Electricity Maine, LLC, Electricity N.H., LLC, Provider Power Mass, LLC, Major Energy Services LLC, Major Energy Electricity Services LLC, Respond Power LLC and Perigee Energy, LLC as Co-Borrowers, Coöperatieve Rabobank U.A., New York Branch, as Administrative Agent, an Issuing Bank and a Bank, and Coöperatieve Rabobank U.A., New York Branch and BBVA Compass, as Joint Lead Arrangers and Sole Bookrunner, and the Other Financial Institutions Signatory Thereto

99.1	Press Release of Spark Energy, Inc. dated May 22, 2017
99.2	Press Release of Spark Energy, Inc. dated May 23, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 24, 2017

Spark Energy, Inc.

By:	/s/ Gil Melman
Name:	Gil Melman
Title:	Vice President, General Counsel and Corporate Secretary

Exhibit No.	Description

10.1
Credit Agreement, dated as of May 19, 2017, among Spark Energy, Inc., Spark HoldCo, LLC, Spark Energy, LLC, Spark Energy Gas, LLC, CenStar Energy Corp, CenStar Operating Company, LLC, Oasis Power, LLC, Oasis Power Holdings, LLC, Electricity Maine, LLC, Electricity N.H., LLC, Provider Power Mass, LLC, Major Energy Services LLC, Major Energy Electricity Services LLC, Respond Power LLC and Perigee Energy, LLC as Co-Borrowers, Coöperatieve Rabobank U.A., New York Branch, as Administrative Agent, an Issuing Bank and a Bank, and Coöperatieve Rabobank U.A., New York Branch and BBVA Compass, as Joint Lead Arrangers and Sole Bookrunner, and the Other Financial Institutions Signatory Thereto

99.1	Press Release of Spark Energy, Inc. dated May 22, 2017
99.2	Press Release of Spark Energy, Inc. dated May 23, 2017